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                               [LORAL SPACE LOGO]

                               OFFER TO EXCHANGE

                SHARES OF COMMON STOCK, PAR VALUE $.01 PER SHARE
                                ("COMMON STOCK")
                                      FOR
     SHARES OF 6% SERIES D CONVERTIBLE REDEEMABLE PREFERRED STOCK DUE 2007
                              ("PREFERRED STOCK")

                       PURSUANT TO THE OFFER TO EXCHANGE
                            DATED FEBRUARY 22, 2001

     THE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON THURSDAY, MARCH 22, 2001 UNLESS EXTENDED (SUCH DATE, AS THE SAME MAY BE EXTENDED, THE "EXPIRATION DATE"). HOLDERS OF PREFERRED STOCK (AS DEFINED BELOW) MUST VALIDLY TENDER THEIR PREFERRED STOCK ON OR PRIOR TO THE EXPIRATION DATE IN ORDER FOR THEIR PREFERRED STOCK TO BE EXCHANGED PURSUANT TO THIS OFFER. TENDERED PREFERRED STOCK MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

To Brokers, Dealers, Commercial Banks,
Trust Companies and other Nominees:

     Loral Space and Communications Ltd., a corporation of Bermuda (the "Issuer"), is offering, upon the terms and subject to the conditions set forth in the Offer to Exchange dated February 22, 2001 (the "Offer to Exchange") and the accompanying Letter of Transmittal enclosed herewith (which together constitute the "Offer"), to exchange 4.25 shares of its Common Stock for each share of its 6% Series D Convertible Redeemable Preferred Stock ("Preferred Stock").

     THE OFFER IS SUBJECT TO CERTAIN CONDITIONS. SEE "THE EXCHANGE OFFER -- CONDITIONS" IN THE OFFER TO EXCHANGE.

     Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

     1. the Offer to Exchange dated February 22, 2001;

     2. the Letter of Transmittal for your use and for the information of your clients (facsimile copies of the Letter of Transmittal may be used to tender Preferred Stock);

     3. a form of letter which may be sent to your clients for whose accounts you hold Preferred Stock registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the issuance of the Common Stock; and

     4. a Notice of Guaranteed Delivery.

     YOUR PROMPT ACTION IS REQUESTED. PLEASE NOTE THAT THE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON THURSDAY, MARCH 22, 2001, UNLESS EXTENDED. PLEASE FURNISH COPIES OF THE ENCLOSED MATERIALS TO THOSE OF YOUR CLIENTS FOR WHOM YOU HOLD PREFERRED STOCK REGISTERED IN YOUR NAME OR IN THE NAME OF YOUR NOMINEE AS QUICKLY AS POSSIBLE.

     In all cases, the exchange of Preferred Stock pursuant to the Offer will be made only after receipt by the Exchange Agent of (a) certificates representing such Preferred Stock, or a confirmation of a book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility (as defined in the Offer to Exchange), as the case may be, (b) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, or an Agent's Message (as defined in the Offer to Exchange) and (c) any other required documents.
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     Holders who wish to tender their shares of Preferred Stock and (i) whose shares of Preferred Stock are not immediately available or (ii) who cannot deliver their shares of Preferred Stock, the Letter of Transmittal or an Agent's Message or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date or (iii) who cannot complete the procedures for book-entry transfer prior to the Expiration Date must tender their shares of Preferred Stock according to the guaranteed delivery procedures set forth under the caption "The Offer -- Guaranteed Delivery Procedures" in the Offer to Exchange.

     The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares of Preferred Stock residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

     The Issuer will not make any payments to brokers, dealers or other persons for soliciting acceptances of the Offer. The Issuer will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. The Issuer will pay or cause to be paid any transfer taxes payable on the transfer of shares of Preferred Stock to it, except as otherwise provided in the Letter of Transmittal.

     Questions and requests for assistance with respect to the Offer or for copies of the Offer to Exchange and Letter of Transmittal may be directed to the Exchange Agent or the Information Agent at their addresses set forth in the Offer to Exchange.

                                          Very truly yours,

                                          LORAL SPACE AND COMMUNICATIONS LTD.

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